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                                            Six Months Ended June 30,
                                            -------------------------

                                               1995           1996
                                               ----           ----

Net Income (Loss)                           (2,488,000)    (1,215,000)


Average Shares Outstanding                  17,835,000     18,517,000



Common Stock Equivalents Assuming
     Exercise of Stock Options                    --             --
                                            ----------     ----------

                                            17,835,000     18,517,000
                                            ==========     ==========


Net income (loss) per common share and
     common share equivalent                    ($0.14)        ($0.07)